Exhibit 3.7

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

AVATAR PROPERTIES OF ARIZONA, LLC

(formerly known as JOSEPH CARL HOMES, LLC)

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is dated the 14th day of February, 2011, by JCH GROUP, LLC, a Delaware limited liability company (“JCH”).

W I T N E S S E T H:

WHEREAS, JOSEPH CARL HOMES, LLC (the “Company”) was formed on the 5th day of May, 2009, upon the filing of Articles of Organization in accordance with, and pursuant to, applicable provisions of the Arizona Revised Statutes; and

WHEREAS, Articles of Amendment to the Articles of Organization of the Company dated were filed with the Arizona Corporation Commission on February 14, 2011; and

WHEREAS, the ownership and management of the Company are governed by that certain Second Amended and Restated Operating Agreement of JOSEPH CARL HOMES, LLC dated the 14th day of January, 2011 (the “Amended Operating Agreement”); and

WHEREAS, on October 25, 2010, Avatar Properties Inc. (“Avatar”) became the sole owner of JCH, the sole member of the Company (the “Member); and

WHEREAS, Avatar, in its capacity as the owner of the Member, desires to replace and supersede, by amendment and restatement of, the Amended Operating Agreement, as set forth herein, and to define formally and express the terms of ownership and management of the Company.

NOW, THEREFORE, in consideration of the foregoing, the Member hereby adopts this Agreement as the Operating Agreement of the Company:

1. Operation of the Company. The Company shall operate as provided in this Agreement and pursuant to Arizona law, as the law may be amended from time to time; provided, however, that if there is any inconsistency between any provision of the law and the provisions of this Agreement, the provisions of this Agreement shall govern to the extent permitted by law.

2. Name of Company and Ownership of Assets. The name of the Company is “AVATAR PROPERTIES OF ARIZONA, LLC” and title to all assets of the Company shall be held in such name. The business of the Company shall be conducted under such name.

3. Purpose of the Company. The purpose of the Company shall be to engage in any and all such activities as may be permitted by law.

4. Company Filings. The Member shall execute and file all documents required by Arizona law to be filed in connection with the continued existence of the Company, any amendments to its articles of organization, and, at such time as the same may be required, any documents evidencing termination of the Company’s existence.

5. Place of Business. The principal place of business of the Company shall be located at 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134 and, as required by Arizona law, the known place of business in Arizona shall be located at 17700 W. Star Point Drive, Goodyear, AZ 85338, or at such other locations as may be selected by the Member from time to time.

6. Term. The Company shall continue until dissolved and liquidated pursuant to the provisions of Section 10 hereof.

7. Interest of Member. JCH owns a one hundred percent (100%) interest in the Company.

8. Capital Contribution. No member is required to make capital contributions to the Company but any member may, at its option, make capital contributions to the Company.

9. Management. The management, operation, and control of the Company shall vest in the Managers, as designated in the Articles of Organization, as amended, and the officers appointed from time to time by written consent of the Member as follows:

(a) The Member has appointed, and will from time to time appoint, officers and, to the extent necessary or appropriate, authorize others to carry out the purposes of the Company, including, without limitation, the power to execute, acknowledge, and deliver on behalf of the Company any and all documents and instruments as may be necessary or appropriate to effect the intent of the provisions set forth herein. The officers designated by the Member include a President, Executive Vice President, Vice President and Secretary, and Treasurer and Controller; however, such designations may be modified from time to time at the sole discretion of the Member.

(b) A Manager, as identified in the Articles, shall be appointed for the sole purpose of acting as the Designated Broker of the Company.

(c) A Manager, as identified in the Articles, shall be appointed for the sole purpose of supervising the activities of the Designated Broker and the activities of the Company related to its operation as a licensed brokerage entity in the State of Arizona.

10. Dissolution. The Company shall be dissolved upon the first to occur of the date approved by the Member, or if there is more than one member, on the date approved by all of the members.

[Signature page follows]

SOLE MEMBER:

JCH GROUP, LLC, a Delaware limited liability company

By:	AVATAR PROPERTIES INC., a Florida corporation
Its:	Sole Member

	By:	/s/ Juanita I. Kerrigan
Juanita I. Kerrigan
Vice President

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